Exhibit 99.1
CVG ANNOUNCES APPOINTMENT OF ARI LEVY TO BOARD OF DIRECTORS

NEW ALBANY, OHIO (February 6, 2026) – Commercial Vehicle Group (the “Company or “CVG”) (NASDAQ: CVGI), a diversified industrial products and services company, today announced that its Board of Directors (“Board”) appointed Ari Levy of Lakeview Investment Group (“Lakeview”) as an independent director. Lakeview owns approximately 8.9% of the outstanding shares of the Company. In connection with Mr. Levy’s appointment, the Board was expanded to 7 members. Mr. Levy will serve on the Board’s Nominating, Governance and Sustainability, and Audit Committees.

Mr. Levy is the founder, President, and Chief Investment Officer of Lakeview Investment Group, a Chicago based Investment Manager focused on the public markets. Mr. Levy was the President of Levy Acquisition Corp, a NASDAQ listed acquisition vehicle, and subsequently served on the Board of the resulting public company, Del Taco (TACO), until it was acquired by Jack in the Box (JACK) in early 2022. Ari holds a B.A. in International Relations from Stanford University.

“We are excited to welcome Ari to the Board,” said William Johnson, Chair of the Board of Directors. “His background and experience as a founder, operator, and investor will be valuable assets as we look to drive long-term value creation.”

“I am thrilled to join the CVG Board of Directors,” Ari Levy said. “I look forward to working alongside my fellow board members to help guide the Company into the future and maximize value for all stakeholders.”

Mr. Levy will stand for re-election at the Company’s 2026 Annual Meeting of Stockholders.

In connection with the appointment of Mr. Levy to the Board, the Company and Lakeview entered into a support agreement that contains customary standstill provisions.

Company Contact
Andy Cheung
Chief Financial Officer
CVG
IR@cvgrp.com

Investor Relations Contact
Ross Collins or Nathan Skown
Alpha IR Group
CVGI@alpha-ir.com

About CVG

CVG is a global provider of systems, assemblies and components to the global commercial vehicle market and the electric vehicle market. We deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.

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